Item 77C

SCUDDER U.S. GOVERNMENT SECURITIES FUND

The Proxy Statement on Schedule 14A for Scudder U.S. Government Securities Fund (File No. 811-2719) is incorporated by reference to the Definitive Proxy Statement for such fund filed with the Securities and Exchange Commission on February 22, 2002.